Exhibit 107

Calculation of Filing Fee Table

Form S-3 Registration Statement under the Securities Act of 1933

(Form Type)

Greystone Housing Impact Investors LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Series B Preferred Units Representing Limited Partnership Interest	457(o)	1,750,000	$10.00	$17,500,000	0.00014760	$2,583
	Total Offering Amounts					$17,500,000		$2,583
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$2,583
(1)
Represents the estimated maximum number of Series B Preferred Units Representing Limited Partnership Interests (“Series B Preferred Units”) of Greystone Housing Impact Investors LP to be issuable upon the completion of the transaction described in this Registration Statement. There is no current market for the Series B Preferred Units. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Series B Preferred Units of the registrant that become issuable by reason of any unit split, unit distribution, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding Series B Preferred Units.
(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act, based upon the maximum aggregate offering price of the Series B Preferred Units.